Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-258723) of Generation Bio Co.
(2)	Registration Statements (Form S-8 Nos. 333-254429, 333-262980 and 333-269203) pertaining to the 2020 Stock Incentive Plan and 2020 Employee Stock Purchase Plan of Generation Bio Co., and
(3)	Registration Statement (Form S-8 No. 333-239116) pertaining to the 2017 Stock Incentive Plan, 2020 Stock Incentive Plan and 2020 Employee Stock Purchase Plan of Generation Bio Co.

of our report dated February 23, 2023, with respect to the consolidated financial statements of Generation Bio Co. included in this Annual Report (Form 10-K) of Generation Bio Co. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 23, 2023